Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS 2016 FOURTH QUARTER AND
FISCAL YEAR FINANCIAL RESULTS

Invoiced “All Access Pass” (AAP) Intellectual Property Licenses and Related Products Increase to $13.7 Million in the Fourth Quarter, Compared with $6.0 Million in the Third Quarter, and $3.1 Million in the Second Quarter

Considering Strong Fourth Quarter Results, Cumulative Adjusted EBITDA, the Increase in Deferred Revenue, and adjusting for Foreign Exchange, the Company’s Adjusted EBITDA for Fiscal 2016 fell within the Original Guidance Range for the Year

Cash Flows from Operating Activities Increase 25% to a Record $32.7 Million for Fiscal 2016

Company Purchases Over 2.5 Million Shares in Fiscal 2016—Returning Over $43 Million to Shareholders

The Number of Client Partners Increases to 204 at August 31, 2016

Salt Lake City, Utah – November 9, 2016 – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal fourth quarter and full fiscal year ended August 31, 2016.

Fiscal 2016 Fourth Quarter Financial Results

•
All Access Pass:  In late January 2016, the Company introduced the All Access Pass intellectual property license.  The AAP allows the Company’s clients to obtain a license to access and use a broad range of the Company’s intellectual property in their training and personnel development programs for a specified period—typically one year.  The Company invoices AAP clients at the inception of the contract and collects these receivables within normal terms.  During the fourth quarter of fiscal 2016, the Company invoiced $13.7 million of new AAP contracts and related products compared with $6.0 million in the third quarter of fiscal 2016.  Based on applicable accounting standards, the Company deferred $4.2 million of AAP amounts invoiced during the fourth quarter, which will be recognized over the remaining contractual periods of the arrangements.  Including the recognition of previously deferred AAP revenues, the Company recognized $9.5 million of AAP sales during the fourth quarter of fiscal 2016.  While the Company is currently optimistic about the future of the AAP and believes that it will provide additional revenues in future periods from new contracts and from recognition of amounts previously deferred, the transition to this business model has significantly impacted fiscal 2016 as the Company defers a portion of revenues that under previous contracts (such as for facilitator sales), were fully recognized as the transaction was completed.  Accordingly, sales performance during this transition period has been impacted by the deferral of a portion of AAP invoiced amounts.  The Company had $20.8 million of deferred revenue on its consolidated balance sheet at August 31, 2016 compared with $12.8 million at August 31, 2015.

•
Revenue:  Consolidated revenue for the fourth quarter was $64.8 million compared with $67.4 million in the fourth quarter of fiscal 2015.  However, the Company invoiced $73.1 million during the fourth quarter of fiscal 2016 compared with $70.7 million during the fourth quarter of fiscal 2015.  Education practice sales increased 15% over the fourth quarter of fiscal 2015 and international licensee revenues increased 7% compared with the prior year.  These increases were insufficient to offset the impact of AAP deferrals (as described above), and decreased sales from the Company’s United Kingdom office, Customer Loyalty practice, and government services office.
•
Gross profit:   Fourth quarter gross profit was $45.7 million, compared with $46.5 million in the fourth quarter of fiscal 2015, even excluding the $8.3 million increase in high gross margin deferred revenue during the fourth quarter.  Consolidated gross margin increased to 70.4% of sales compared with 69.0% in the fourth quarter of fiscal 2015, primarily due to a change in the mix of sales that featured more sales of intellectual property licenses, including the AAP, and less onsite presentations.

•
Operating Income:  The Company’s operating income increased to $13.6 million compared with $13.3 million in the fourth quarter of the prior year.  The improvement was due to a $0.3 million reduction in selling, general, and administrative expenses, decreased restructuring and impairment charges, a $0.3 million decrease in depreciation expense, and a $0.2 million decrease in amortization expense.

•	Net Income: Net income for the quarter was consistent with the prior year at $7.7 million, reflecting the factors noted above.
•
Diluted EPS:  Diluted EPS for the fourth quarter of fiscal 2016 was $.55 per share compared with $.46 per share in the fourth quarter of fiscal 2015.  The improvement was due to the decreased number of shares outstanding during the fourth quarter of fiscal 2016 compared with the fourth quarter of fiscal 2015.

•
Adjusted EBITDA:  Fourth quarter Adjusted EBITDA was $16.2 million, compared with $17.3 million in the fourth quarter of fiscal 2015, excluding the $8.3 million increase in high gross margin deferred revenue during the fourth quarter.  Adjusted EBITDA margin was 25.0% compared with 25.6% in the fourth quarter of the prior year.

•
Balance Sheet and Cash Flows:  The Company’s cash totaled $10.5 million at August 31, 2016, with no borrowings on its $40.0 million line of credit facility, compared with $16.2 million of cash at the end of fiscal 2015.  Cash flows from operating activities for fiscal 2016 increased to $32.7 million compared with $26.2 million in fiscal 2015.

•
Common Shares Repurchased:  During the quarter ended August 31, 2016, the Company purchased 395,709 shares of its common stock for $6.1 million under the terms of the January 2015 share repurchase plan that was expanded to $40.0 million.  Since January 2015, the Company has purchased 1,291,347 shares of its common stock for $22.3 million under the terms of this purchase plan.  The Company also completed a tender offer in the second quarter of fiscal 2016, which purchased 1,971,832 shares of common stock for $35.2 million.

Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey, commented, “Fiscal 2016 was a solid year of growth and progress in our business, including record operating cash flows and the return of over $43 million to our shareholders through purchases of stock.  The growth of the All Access Pass exceeded our expectations for the fourth quarter and for fiscal 2016.  We are pleased that reported Adjusted EBITDA, combined with the embedded Adjusted EBITDA within the increase in our deferred revenue, was within our original guidance for the fiscal year.  As we continue to expand the All Access Pass offering, we are confident that the lifetime value of our customers will increase and provide growth in future periods.”

Full Fiscal Year 2016 Financial Results

Consolidated revenue during fiscal 2016 was $200.1 million compared with $209.9 million in the prior year.  The decrease from fiscal 2015 was primarily due to the combined impact of the following factors: (1) the transition to the AAP business model and the corresponding deferral of a portion of AAP contract amounts as the Company’s deferred revenues increased $8.1 million compared with August 31, 2015; (2) the non-repeat during fiscal 2016 of $6.6 million in revenue ($3.9 million of operating income) from a federal government agency contract which was not opened for renewal in fiscal 2016; and (3) a $0.9 million reduction in revenue due to the year-over-year impact of changes in foreign exchange rates.  Partially offsetting these decreases, was a 22%, or $7.2 million, increase in Education practice revenues and a $0.5 million increase in international licensee revenue.

Gross profit for fiscal 2016 was $135.2 million, compared with $138.1 million in the prior year even excluding the $8.6 million increase in high gross margin deferred revenue.  The decrease in gross profit was primarily due to fiscal 2016 sales activity as described above.  Consolidated gross margin increased to 67.6 percent compared with 65.8 percent in fiscal 2015.  The improvement was primarily due to a change in the mix of sales, which produced increased intellectual property sales, including All Access Pass sales, and decreased onsite presentations.

The Company’s operating expenses increased $2.7 million compared with fiscal 2015 primarily due to a $4.8 million increase in selling, general, and administrative expenses, which was partially offset by a $1.3 million decrease in impaired asset charges, a $0.5 million decrease in depreciation expense, and a $0.5 million decrease in intangible asset amortization expense.  The increase in selling, general, and administrative expenses was primarily related to the addition of new sales and sales support personnel; a $1.5 million increase in the contingent consideration liability from a previous business acquisition; and $0.6 million of increased non-cash stock-based compensation expense.  At August 31, 2016 the Company had 204 client partners compared with 180 at August 31, 2015.

Consolidated income from operations for fiscal 2016 reflected the factors noted above and was $13.8 million, compared with $19.5 million in the prior year.  Pre-tax income was $11.9 million for fiscal 2016 compared with $17.4 million in fiscal 2015.  The Company’s effective income tax rate was approximately 41 percent in fiscal 2016 compared with approximately 36 percent in fiscal 2015.  During fiscal 2015, the Company finalized the calculations relating to the amendment of previously filed U.S. federal income tax returns to realize foreign tax credits previously treated as expired under the tax positions taken in the original returns.  The income tax benefit recognized from these foreign tax credits totaled $0.6 million in fiscal 2015.  The Company’s consolidated income tax provision was $4.9 million in fiscal 2016 compared with $6.3 million in the prior year.  Net income for fiscal 2016 was $7.0 million, or $.47 per diluted share, compared with $11.1 million, or $.66 per diluted share, in fiscal 2015.

Adjusted EBITDA for fiscal 2016 was $26.9 million, excluding the $8.6 million increase in high gross margin deferred revenue, compared with $31.9 million and $2.5 million of deferred revenue in the prior year, and reflected the items noted above.  Adjusted EBITDA margin was 13.4 percent in fiscal 2016 compared with 15.2 percent in fiscal 2015.

China Sales Office Opening

On September 1, 2016, the Company opened three directly owned sales offices in China.  Prior to fiscal 2017, the Company’s offerings were sold in China through an independent licensee.  The Company was able to hire many of the previous licensee’s sales and administrative personnel in the transition from a licensee to a directly owned operation.  The Company believes that there are substantial opportunities for growth and expansion of its offerings in China.

Fiscal 2017 Outlook

Based upon the success of All Access Pass during fiscal 2016, the Company has decided to modify its business practices to make the AAP experience even better for its customers.  The Company expects that future changes may include adding content from thought leaders outside the Company, localizing content, including additional assessments and related tools, and developing supplementary webcasts for pass holders.  These future business practices may require a significantly larger portion of invoiced amounts to be deferred over the term of the underlying contracts and agreements.  Accordingly, the Company’s deferred revenue on its consolidated balance sheet is expected to grow significantly in fiscal 2017.  Once the Company is past the transition period, the Company believes there will be some advantages to this method of accounting for AAP arrangements, including better predictability of future results and less seasonality in the Company’s quarterly earnings.

To provide guidance for fiscal 2017, the Company considered both the expected amount of reported Adjusted EBITDA and the expected change in deferred revenue (less applicable costs) as recorded on the balance sheet.  For example, in fiscal 2016, the Company reported $26.9 million of Adjusted EBITDA and an increase in deferred revenue, less applicable costs of $7.5 million.  The sum of these two items is $34.4 million.  The Company cannot currently accurately predict the mix of recorded sales versus deferred sales in fiscal 2017, but the Company expects that the sum of reported Adjusted EBITDA and the increase in deferred revenue in fiscal 2017 will grow from $34.4 million to between $35 million and

$38 million, excluding the impact of foreign exchange rates.  The Company expects that the amount of reported Adjusted EBITDA in fiscal 2017 to decrease significantly, and the amount of deferred revenue on the balance sheet to increase significantly.  For instance, in fiscal 2016, the Company deferred $8.6 million of its invoiced amounts.  In fiscal 2017, on the same invoiced amounts, the Company may have to defer $21 million.  Additionally, the change in business practices could require the Company to defer all or a part of its facilitator sales.

Earnings Conference Call

As previously announced, on Wednesday, November 9, 2016, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the quarter and full fiscal year ended August 31, 2016.  Interested persons may participate by dialing 888-771-4371 (International participants may dial 847-585-4405), access code: 43679289.  Alternatively, a webcast will be accessible at the following website: http://www.media-server.com/m/p/tdqgu2tr.  A replay will be available from November 9 (7:30 pm ET) through November 16, 2016 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 43679289#.  The webcast will remain accessible through November 16, 2016 on the Investor Relations area of the Company’s website at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, among others, those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2017; amounts of deferred revenue in fiscal 2017; expected sales of All Access Pass services; expected growth and sales opportunities in China; other anticipated future sales; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; renewal of AAP contracts; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, impaired asset charges, restructuring costs, adjustments to contingent earn out liabilities, and certain other items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company does not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of the inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 150 countries.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2016	2015	2016	2015

Net sales	$64,831	$67,444	$200,055	$209,941

Cost of sales	19,164	20,897	64,901	71,852
Gross profit	45,667	46,547	135,154	138,089

Selling, general, and administrative	30,069	30,327	113,589	108,802
Restructuring costs	400	587	776	587
Impairment of assets	-	220	-	1,302
Depreciation	868	1,158	3,677	4,142
Amortization	721	909	3,263	3,727
Income from operations	13,609	13,346	13,849	19,529

Interest expense, net	(523)	(470)	(1,938)	(1,754)
Discount on related party receivable	-	-	-	(363)
Income before income taxes	13,086	12,876	11,911	17,412

Income tax provision	(5,360)	(5,207)	(4,895)	(6,296)
Net income	$7,726	$7,669	$7,016	$11,116

Net income per common share:
Basic	$0.55	$0.47	$0.47	$0.66
Diluted	0.55	0.46	0.47	0.66

Weighted average common shares:
Basic	13,998	16,449	14,944	16,742
Diluted	14,118	16,614	15,076	16,923

Other data:
Adjusted EBITDA(1)	$16,219	$17,268	$26,894	$31,858

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2016	2015	2016	2015
Reconciliation of net income to Adjusted EBITDA:
Net income	$7,726	$7,669	$7,016	$11,116
Adjustments:
Interest expense, net	523	470	1,938	1,754
Discount on related party receivable	-	-	-	363
Income tax provision	5,360	5,207	4,895	6,296
Amortization	721	909	3,263	3,727
Depreciation	868	1,158	3,677	4,142
Share-based compensation	199	934	3,121	2,536
Restructuring costs	400	587	776	587
Impairment of assets	-	220	-	1,302
Increase to contingent earnout liability	82	114	1,538	35
Other expense	340	-	670	-

Adjusted EBITDA	$16,219	$17,268	$26,894	$31,858

Adjusted EBITDA margin	25.0%	25.6%	13.4%	15.2%

FRANKLIN COVEY CO.
Additional Sales and Financial Information
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2016	2015	2016	2015
Sales Detail by Division:
Direct offices	$31,494	$35,701	$103,613	$113,087
Strategic markets	8,142	8,886	29,778	37,039
Education practice	18,210	15,879	40,361	33,128
International licensees	4,535	4,256	17,629	17,100
Corporate and other	2,450	2,722	8,674	9,587

Total	$64,831	$67,444	$200,055	$209,941

Sales Detail by Category:
Training and consulting services	$61,915	$64,303	$189,661	$198,695
Products	1,884	2,039	6,009	6,885
Leasing	1,032	1,102	4,385	4,361

	64,831	67,444	200,055	209,941
Cost of Goods Sold by Category:
Training and consulting services	17,375	19,303	59,158	66,370
Products	1,125	995	3,206	3,306
Leasing	664	599	2,537	2,176
	19,164	20,897	64,901	71,852
Gross Profit	$45,667	$46,547	$135,154	$138,089

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	August 31,	August 31,
	2016	2015
Assets
Current assets:
Cash	$10,456	$16,234
Accounts receivable, less allowance for
doubtful accounts of $1,579 and $1,333	65,960	65,182
Receivable from related party	1,933	2,425
Inventories	5,042	3,949
Deferred income taxes	-	2,479
Prepaid expenses and other current assets	6,350	5,156
Total current assets	89,741	95,425

Property and equipment, net	16,083	15,499
Intangible assets, net	50,196	53,449
Goodwill	19,903	19,903
Long-term receivable from related party	1,235	1,562
Other assets	13,713	14,807
	$190,871	$200,645

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,662	$1,473
Current portion of term note payable	3,750	-
Accounts payable	10,376	8,306
Income taxes payable	4	221
Deferred revenue	20,847	12,752
Accrued liabilities	17,418	16,882
Total current liabilities	54,057	39,634

Term note payable, less current portion	10,313	-
Financing obligation, less current portion	22,943	24,605
Other liabilities	3,173	3,802
Deferred income tax liabilities	6,670	7,098
Total liabilities	97,156	75,139

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	211,203	208,635
Retained earnings	76,628	69,612
Accumulated other comprehensive income	1,222	192
Treasury stock at cost, 13,332 and 10,909 shares	(196,691)	(154,286)
Total shareholders' equity	93,715	125,506
	$190,871	$200,645